Exhibit 4.4

FIFTH AMENDED AND RESTATED STOCKHOLDERS AGREEMENT
THIS FIFTH AMENDED AND RESTATED STOCKHOLDERS AGREEMENT (this “Agreement”) is made and entered into as of February 6, 2019, by and among Health Catalyst, Inc., a Delaware corporation (the “Company”), each of the Persons listed on the Schedule of Investors attached hereto (each, an “Investor” and together with any subsequent investors or transferees who become parties hereto as “Investors” pursuant to paragraph 5 below, the “Investors”) and each of the Persons listed on the Schedule of Key Holders attached hereto (each, an “Key Holder” and together with any subsequent investors or transferees who become parties hereto as “Key Holder” pursuant to paragraph 5 below, the “Key Holders”). The Investors and the Key Holders are collectively referred to herein as the “Stockholders” and individually as a “Stockholder.” Except as otherwise provided herein, capitalized terms used herein are defined in paragraph 9 hereof.
WHEREAS, certain of the parties to this Agreement are parties to a Stock Purchase Agreement, dated as of February 6, 2019 (the “Stock Purchase Agreement”), pursuant to which, among other things, certain of the Investors shall purchase shares of the Company’s newly authorized Series F Preferred stock, $0.001 par value per share (the “Series F Preferred”).
WHEREAS, certain of the Investors (the “Existing Investors”) hold all of the issued and outstanding shares of the Company’s Series A Preferred stock, $0.001 par value per share (the “Series A Preferred”), Series B Preferred stock, $0.001 par value per share (the “Series B Preferred”), Series C Preferred stock, $0.001 par value per share (the “Series C Preferred”), Series D Preferred stock, $0.001 par value per share (the “Series D Preferred”) and Series E Preferred stock, $0.001 par value per share (the “Series E Preferred”, and together with the Series A Preferred, the Series B Preferred, the Series C Preferred, the Series D Preferred and the Series F Preferred, the “Preferred Stock”), and are parties to that certain Fourth Amended and Restated Stockholders Agreement, dated February 9, 2016, by and among the Company, the Existing Investors, and the Other Stockholders (as defined therein), as amended from time to time (the “Old Stockholders Agreement”), for the purposes, among others, of (i) establishing the composition of the Company’s board of directors (the “Board”), (ii) assuring the continuity of the management and ownership of the Company, (iii) limiting the manner and terms by which the Company’s capital stock may be transferred, and (iv) establishing certain rights in favor of the Existing Investors;
WHEREAS, the Key Holders are each holders of issued and outstanding shares of the Company’s Common Stock, $0.001 par value per share (the “Common Stock”);
WHEREAS, the parties to the Old Stockholders Agreement desire to amend and restate the Old Stockholders Agreement in its entirety to, among other things, add the new Investors as parties; and WHEREAS, the execution and delivery of this Agreement is a condition to the closing (the “Closing”) of the transactions contemplated by the Stock Purchase Agreement.
NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

1.Board of Directors.
(a)    From and after the Closing and until the provisions of this paragraph 1 cease to be effective, each holder of Stockholder Shares shall vote all of his, her or its Stockholder Shares which are voting shares and any other voting securities of the Company over which such holder has voting control and shall take all other necessary or desirable actions within his, her or its control (whether in his, her or its capacity as a stockholder, director, member of a board committee or officer of the Company or otherwise, and including attendance at meetings in person or by proxy for purposes of obtaining a quorum and execution of written consents in lieu of meetings), and the Company shall take all necessary or desirable actions within its control (including calling special board and stockholder meetings), so that:
(i)    the authorized number of directors on the Board shall be established and maintained at nine (9) directors;
(ii)    the following persons shall be elected to the Board:
(A)    two (2) representatives designated by Sequoia Capital U.S. Growth Fund IV, L.P. (together with its Affiliates and partners, “Sequoia”), for so long as Sequoia owns beneficially at least 2,500,000 shares of Common Stock (including shares of Common Stock issued or issuable upon conversion of Preferred Stock), which number is subject to appropriate adjustment for all stock splits, dividends, combinations, recapitalizations and the like (the “Sequoia Directors”), who shall initially be Michael Dixon and Anita Pramoda, in each case until otherwise designated by Sequoia;
(B)    two (2) representatives designated by the Key Holders, determined by a vote of the Key Holders owning a majority of the outstanding Key Holder Shares then held by all Key Holders (the “Key Holder Directors”), who shall initially be Fraser Bullock and Tim Ferris, in each case until otherwise designated by the Key Holders;
(C)    one (1) representative designated by Norwest Venture Partners XI, LP (together with its Affiliates and partners, “Norwest”), for so long as Norwest owns beneficially at least 2,500,000 shares of Common Stock of the Company (including shares of Common Stock issued or issuable upon conversion of Preferred Stock), which number is subject to appropriate adjustment for all stock splits, dividends, combinations, recapitalizations and the like (the “Norwest Director”), who shall initially be Promod Haque until otherwise designated by Norwest;
(D)    one (1) representative who is the then current Chief Executive Officer of the Company (the “CEO Director”) who shall initially be Daniel D. Burton; and
(E)    three (3) representatives who are mutually acceptable to the other members of the Board (the “Independent Director”), who shall initially be John A. Kane, Todd Cozzens, and Duncan Gallagher, until otherwise designated by the Board.
(iii)    To the extent that any of clauses (ii)(A) through (ii)(C) above shall not be applicable, any member of the Board who would otherwise have been designated in accordance with the terms thereof shall instead be voted upon by all the stockholders of the Company entitled to vote thereon in accordance with, and pursuant to, the Company’s Certificate of Incorporation.
(iv)    subject to paragraph 1(a)(v) below, any director of the Company may be removed from the Board in the manner allowed by law and the Company’s or such Subsidiary’s Certificate of Incorporation and Bylaws, each as amended and/or restated from time to time, or similar governing documents; provided that, (A) each Sequoia Director shall be removed without cause only upon the written request of Sequoia, (B) the Norwest Director shall only be removed without cause upon the written request of Norwest, and (C) the Key Holder Directors shall only be removed without cause upon the written request of the Key Holders that hold a majority of the outstanding Stockholder Shares then held by all of the Key Holders; and
(v)    in the event that any representative designated hereunder for any reason ceases to serve as a member of the Board during his or her term of office, the resulting vacancy on the Board shall be filled pursuant to subparagraph (ii) above.
(b)    The Company has previously established an Audit Committee, a Compensation Committee, and a Nominating Committee. Any other committee of the Board may only be established with the affirmative vote or consent of at least five (5) of the directors. Upon Sequoia’s request, any committees established by the Board (including the Audit and Compensation Committees) shall include at least one (1) of the Sequoia Directors.
(c)    The Company shall pay the reasonable travel expenses incurred by each director in connection with attending the meetings of the Board and any committee thereof. The Company shall maintain requisite directors and officers indemnity insurance coverage which is reasonably satisfactory to the Investors, which shall be in effect at all times, and the Company’s Certificate of Incorporation and Bylaws, each as amended and/or restated from time to time, shall at all times provide for indemnification and exculpation of directors to the fullest extent permitted under applicable law. Unless otherwise agreed in writing by the Investors that hold a majority of the outstanding Stockholder Shares then held by all of the Investors, the Company shall hold a meeting of the Board at least once in each fiscal quarter, and each such meeting shall occur no later than 120 days after the preceding meeting.
(d)    Provisions (a) through (c) of this paragraph 1 shall terminate automatically and shall be of no further force and effect upon the consummation of (i) the IPO, or (ii) a Sale of the Company.
(e)    After the consummation of an IPO and for so long as any Investor (together with its Affiliates) holds an aggregate of at least 5% of the outstanding shares of the Company’s Common Stock, the Company shall nominate a representative designated by such Investor to serve as a member of the Board and take all reasonable actions necessary to effect such Board representation.
(f)    If any Subsidiary of the Company has a board of directors or equivalent governing body, the composition of the board of directors or equivalent governing body of such Subsidiary (each, a “Sub Board”) shall be proportionately equivalent to that of the Board and all provisions of this paragraph 1 shall apply to such Subsidiary and such Sub Boards.

2.    Representations and Warranties; Agreements. Each Stockholder represents and warrants as of the date hereof that (i) this Agreement has been duly authorized, executed and delivered by such Stockholder and constitutes the valid and binding obligation of such Stockholder, enforceable in accordance with its terms, and (ii) such Stockholder has not granted and is not a party to any proxy, voting trust or other agreement which is inconsistent with, conflicts with or violates any provision of this Agreement. No holder of Stockholder Shares shall grant any proxy or become party to any voting trust or other agreement which is inconsistent with, conflicts with or violates any provision of this Agreement.
3.    Certain Transfer Restrictions.
(a)    Except as required by paragraph 8 hereof, no Key Holder shall sell, transfer, assign, pledge or otherwise dispose of (whether with or without consideration and whether voluntarily or involuntarily or by operation of law or otherwise) any interest in any Stockholder Shares (a “Transfer”), until and in connection with an IPO or a Sale of the Company (“Restricted Period”) without the prior written consent of Investors holding a majority of the outstanding shares of Preferred Stock. After the expiration of the Restricted Period, no Key Holder shall Transfer any interest in any Stockholder Shares, except pursuant to a Public Sale or a Sale of the Company (an “Exempt Transfer”) or the provisions of this paragraph 3. For the avoidance of doubt, the Investors shall not be subject to the provisions of this paragraph 3.
(b)    The restrictions contained in this paragraph 3 shall not apply with respect to any Transfer of Stockholder Shares by a Key Holder (i) subject to compliance by the Company with paragraph 1E(i)(b) of the Investor Rights Agreement, (ii) to the Company pursuant to a repurchase of Stockholders Shares from a Key Holder by the Company at a price no greater than that originally paid by such Key Holder for such Stockholder Shares which is consummated pursuant to an agreement containing vesting and/or repurchase provisions approved by a majority of the Board, (iii) pursuant to applicable laws of descent and distribution or (iv) among such Key Holder’s Family Group (collectively referred to herein as “Permitted Transferees”); provided that such restrictions shall continue to be applicable to the Stockholder Shares after any such Transfer and the transferees of such Stockholder Shares shall agree in writing to be bound by the provisions of this Agreement affecting the Stockholder Shares so transferred as a condition precedent to any such Transfer. For purposes of this Agreement, “Family Group” means the spouse, descendants (whether natural or adopted), siblings, nieces, nephews or any other relative approved by the Board, or any trust established solely for the benefit of such individual and/or such individual’s spouse, descendants, siblings, nieces, nephews, or other relatives approved by the Board. Notwithstanding the foregoing, no party hereto shall avoid the provisions of this Agreement by making one or more transfers to one or more Permitted Transferees and then disposing of all or any portion of such party’s interest in any such Permitted Transferee.
4.    Holdback Agreement. No Key Holder shall effect any Transfer, except an Exempt Transfer, of any Stockholder Shares or of any other capital stock or equity securities of the Company, or any securities convertible into or exchangeable or exercisable for such stock or securities, (a) from the date on which the Company gives notice to the holders of registrable securities that a preliminary prospectus has been circulated for an IPO to the date that is 180 days following the date of the final prospectus for such IPO or (b) from the date on which the Company gives notice to the holders of registrable securities of the circulation of a preliminary or final prospectus for any subsequent underwritten registration to the date that is 90 days following the date of the final prospectus for such subsequent underwritten registration, unless, in each case, the underwriters managing the registration otherwise agree in writing.
5.    Future Sales; Transfers by Stockholders. Prior to the Company issuing any shares of its capital stock to any Person who is not a party to this Agreement, the Company shall cause such Person to be bound by this Agreement as an Investor or Key Holder, as the case may be, and to execute and deliver to the Company and the Investors and the Key Holders a counterpart of this Agreement. When a Person becomes party to this Agreement in accordance with the forgoing sentence, the Company shall cause the Schedule of Investors and Schedule of Key Holders attached to this Agreement to be amended to reflect the addition of such Person. Transferees of shares of Preferred Stock held by Investors shall be deemed to be Investors hereunder. Transferees of shares of Common Stock of the Company held by Key Holders shall be bound by the provisions of this Agreement as Key Holders. Notwithstanding the foregoing, the Company may issue shares of its capital stock to employees or consultants or directors of the Company or any of its subsidiaries without such Persons being bound by this Agreement so long as such shares are issued pursuant to the Company’s 2011 Stock Incentive Plan, as amended.
6.    Legend. Each certificate evidencing Stockholder Shares and each certificate issued in exchange for or upon the Transfer of any Stockholder Shares shall be stamped or otherwise imprinted with a legend in substantially the following form:
“The transfer of the securities represented by this certificate is subject to a Fifth Amended and Restated Stockholders Agreement dated as of February 6, 2019, among the issuer of such securities (the “Company”) and certain of the Company’s stockholders, as the same may be amended or modified from time to time. A copy of such Fifth Amended and Restated Stockholders Agreement shall be furnished without charge by the Company to the holder hereof upon written request.”
The Company shall imprint such legend on certificates evidencing Stockholder Shares outstanding as of the date hereof.
7.    Preemptive Rights.
(a)    If the Company authorizes the issuance or sale of any shares of Common Stock or any other capital stock of the Company or any securities (including debt securities) containing options or rights to acquire any shares of Common Stock (other than as a dividend on the outstanding shares of capital stock) or any securities exchangeable for or convertible into Common Stock, including any Preferred Stock (collectively, “Securities”), other than in an Exempt Issuance, the Company shall first offer to sell to each of the Eligible Stockholders a portion of such Securities equal to the quotient determined by dividing (A) the number of shares of Common Stock held by such holder (including shares of Common Stock issuable upon conversion of the Preferred Stock) by (B) the Company’s fully-diluted Common Stock then outstanding (including shares of Common Stock issuable upon conversion of the Preferred Stock and the full exercise of outstanding options exercisable for (directly or indirectly) Common Stock). Each Eligible Stockholder shall be entitled to purchase all or any portion of its allotment of such Securities at the most favorable price and on the most favorable terms as such Securities are issued and sold to any other Persons;

provided that if all Persons entitled to purchase or receive such Securities are required to also purchase other securities of the Company, the Persons exercising their rights pursuant to this paragraph shall also be required to purchase the same strip of securities (on the same terms and conditions) that such other Persons are required to purchase.
(b)    In order to exercise its purchase rights hereunder, an Eligible Stockholder must within 20 days after receipt of written notice from the Company describing in reasonable detail the Securities being offered, the purchase price thereof, the payment terms and such Eligible Stockholder’s percentage allotment, deliver a written notice to the Company describing its election hereunder. If all of the Securities offered to the Eligible Stockholders are not fully subscribed by such Eligible Stockholders, the remaining Securities shall be reoffered by the Company to the Eligible Stockholders purchasing their full allotment upon the terms set forth in this paragraph, except that such holders must exercise their purchase rights within five (5) days after receipt of such reoffer.
(c)    Upon the expiration of the offering periods described above, the Company shall be entitled to sell such Securities which the Eligible Stockholders have not elected to purchase during the 90 days following such expiration on terms and conditions no more favorable to the purchasers thereof than those offered to such holders. Any Securities offered or sold by the Company after such 90-day period must be reoffered to the Eligible Stockholders pursuant to the terms of this paragraph.
(d)    In the event that the Company is unable to comply with the provisions of this paragraph 7 at the time of any issuance of Securities due to circumstances related to the issuance of such Securities to a third party, the Company shall give notice to the Eligible Stockholders within 30 days after such issuance of Securities. Such notice shall describe the type, price, and terms of the Securities. Each Eligible Stockholder shall have 20 days from the date notice is given to elect to purchase up to the number of Securities that would, if purchased by such Eligible Stockholder, maintain such Eligible Stockholders’ percentage-ownership position, calculated as set forth in paragraph 7(a). The closing of such sale shall occur within 60 days of the date notice is given to the Eligible Stockholders.
(e)    The provisions of this paragraph 7 shall terminate upon the earlier to occur of (i) immediately before the consummation of an IPO, (ii) when the Company first becomes subject to the periodic reporting requirements of Section 12(g) or 15(d) of the Securities Exchange Act of 1934, as amended, or (iii) a Sale of the Company in which the Investors sell for cash 100% of the shares of capital stock of the Company held by the Investors at the time of such Sale of the Company.
8.    Sale of the Company.
(a)    If (i) the Board, (ii) the holders of a majority of the Series A Preferred voting separately as a class, and (iii) if required pursuant to paragraph 1E(ii)(c) of the Investor Rights Agreement, the holders of at least sixty-six percent (66%) of the outstanding shares of Preferred Stock, determine to effect a Sale of the Company and deliver written notice to the holders of Stockholder Shares invoking the provisions of this paragraph 8 (any such sale, an “Approved Sale”), subject to Section 8(d) below, the holders of Stockholders Shares shall consent to, vote in favor of and raise no objections against the Approved Sale.

(b)    Subject to Section 8(d), if the Approved Sale is structured as (i) a merger or consolidation, each holder of Stockholder Shares shall vote such holder’s Stockholder Shares to approve such merger or consolidation, whether by written consent or at a stockholders meeting (as requested by the Investors) and waive all dissenter’s rights, appraisal rights and similar rights in connection with such merger or consolidation, (ii) a sale of stock, each holder of Stockholder Shares shall agree to sell, and shall sell, all of such holder’s Stockholder Shares and rights to acquire Stockholder Shares on the terms and conditions so approved by the Board, the holders of a majority of the Series A Preferred, and, if required pursuant to Section 8(a) above, the holders of at least seventy-five percent (75%) of the outstanding shares of Preferred Stock, or (iii) a sale of assets, each holder of Stockholder Shares shall vote its Stockholder Shares to approve such sale and any subsequent liquidation of the Company or other distribution of the proceeds therefrom, whether by written consent or at a stockholders meeting (as requested by the Board).
(c)    In furtherance of the foregoing, each holder of Stockholder Shares shall take, with respect to such holder’s Stockholder Shares, all necessary or desirable actions reasonably requested by the Board in connection with the consummation of the Approved Sale, including without limitation, voting to approve such transaction and executing the applicable purchase agreement and related documents.
(d)    The obligations of the holders of Stockholder Shares with respect to an Approved Sale are subject to the satisfaction of the following conditions: (i) upon the consummation of the Approved Sale, each holder of Stockholder Shares will receive the same form of consideration and the same portion of the aggregate consideration that such holders of Stockholder Shares would have received if such aggregate consideration had been distributed by the Company in complete liquidation pursuant to the rights and preferences set forth in the Company’s Certificate of Incorporation as in effect immediately prior to such Approved Sale; (ii) if any holders of a class of Stockholder Shares are given an option as to the form and amount of consideration to be received, each holder of such class of Stockholder Shares will be given the same option; (iii) each holder of then currently exercisable rights to acquire shares of a class of Stockholder Shares will be given an opportunity to exercise such rights prior to the consummation of the Approved Sale and participate in such sale as holders of such class of Stockholder Shares; (iv) the consideration to be received by the Stockholders in connection with such Approved Sale shall, unless otherwise approved by the Board and the holders of a majority of the outstanding Preferred Stock, consist solely of cash and/or public company securities (which are freely tradable within not more than three (3) months following closing, subject only to customary lock-up provisions) from a company with an aggregate “public float” immediately prior to such transaction of not less than $500,000,000; (v) all warranty and indemnification obligations and caps on liability shall be on a pro rata basis based on the consideration received by each Stockholder in connection with the Approved Sale (and none shall be on a joint and several basis), except that necessary individual representations, warranties and covenants particular to individual Stockholders will be made only by such Stockholder (e.g., representations regarding ownership of securities, authority, due execution, knowledge, awareness and breaches of covenants, etc.) and liability with respect thereto will be borne by the breaching party only; (vi) any escrow or holdback of proceeds in connection with such Approved Sale shall be on a pro rata basis among all Stockholders based on the consideration received by (or to be paid to) each Stockholder in connection with such Approved Sale; (vii) no Investor will be required to become bound by any non-competition covenant, restraint, non-solicitation covenant or any similar restrictive covenant without its consent; and (viii) no Stockholder’s liability to the buyer or any other person (including any warranty or indemnification obligations) in connection with such Approved Sale will exceed the actual amount of proceeds actually received by such Stockholder in consideration for his, her or its Stockholder Shares, other than in the case of fraud or willful misrepresentation. The condition that each holder of Stockholder Shares receive, or is provided with the same option to receive, the same form of consideration as set forth in clause (i) and clause (ii) above shall be deemed satisfied even if certain holders of Stockholders Shares receive, to the exclusion of others, securities of the entity acquiring the Company in an Approved Sale, so long as each holder of Stockholder Shares receives the same amount of value, whether in cash or such securities, as of the closing of such Approved Sale with respect to such holder’s Stockholder Shares.
(e)    If the Company or the holders of the Company’s securities enter into any negotiation or transaction for which Rule 506 (or any similar rule then in effect) of the Securities Act promulgated by the Securities Exchange Commission may be available with respect to such negotiation or transaction (including a merger, consolidation or other reorganization), the holders of Stockholder Shares shall at the request of the Company, appoint a “purchaser representative” (as such term is defined in Rule 501 of the Securities Act) reasonably acceptable to the Company. If any holder of Stockholder Shares appoints a purchaser representative designated by the Company, the Company shall pay the fees of such purchaser representative. However, if any holder of Stockholder Shares declines to appoint the purchaser representative designated by the Company, such holder shall appoint another purchaser representative (reasonably acceptable to the Company), and such holder shall be responsible for the fees of the purchaser representative so appointed.
(f)    Subject to paragraph (e) above, each holder of Stockholder Shares shall, to the extent requested by the Company, pay such holder’s pro rata share of the expenses incurred by the holders in connection with an Approved Sale.
(g)    The provisions of this paragraph 8 shall terminate upon the consummation of an IPO.
9.    Definitions.
“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise. Notwithstanding anything to the contrary herein, the Kaiser Entities shall be deemed to be Affiliates of each other.
“Agreement” has the meaning set forth in the preamble hereto.
“Approved Sale” has the meaning set forth in paragraph 8(a).
“Board” has the meaning set forth in the recitals hereto.
“CEO Director” has the meaning set forth in paragraph 1.

“Company’s Certificate of Incorporation” means that certain Seventh Amended and Restated Certificate of Incorporation of the Company, dated on or about the date hereof, as amended from time to time.
“Confidential Information” means all information of a confidential or proprietary nature (whether or not specifically labeled or identified as “confidential”), in any form or medium, that relates to the Company or its business relations and activities. Confidential Information includes, but is not limited to, the following: (i) internal business information (including historical and projected financial information and budgets and information relating to strategic and staffing plans and practices, business, training, marketing, promotional and sales plans and practices, cost, rate and pricing structures and accounting and business methods); (ii) identities and individual requirements of, and specific contractual arrangements with, the Company’s customers, independent contractors, joint venture partners and other business relations and their confidential information; (iii) trade secrets, know-how, compilations of data and analyses, techniques, systems, formulae, research, records, reports, manuals, documentation, models, data and data bases relating thereto; and (iv) inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (whether or not patentable). The term “Confidential Information” shall not apply to anything which, as shown by appropriate written or reliable evidence, is publicly known or generally known in the healthcare or information technology industry or profession or, as shown by appropriate written or reliable evidence, shall become publicly known or generally known in the healthcare or information technology industry or profession, other than by reason of breach by the applicable party bound hereunder or its Affiliates.
“Closing” has the meaning set forth in the recitals hereto.
“Common Stock” has the meaning set forth in the recitals hereto.
“Company” has the meaning set forth in the preamble hereto.
“Covered Persons” means any holder (so long as that holder is a Key Investor, as defined below) of Preferred Stock or any Affiliate, partner, member, director, stockholder, employee, agent or other related person of any such holder, other than someone who is an employee of the Company or any of its Subsidiaries.
“Eligible Stockholder” (i) any Key Holder who holds more than 8% of the Company’s then outstanding capital stock calculated on a fully-diluted basis (including full exercise of outstanding options and/or warrants, but excluding shares reserved for issuance as such), and (ii) each of the Investors and their respective successors and assigns.
Notwithstanding anything to the contrary herein, the aggregate rights of the Kaiser Entities to purchase Securities under Section 7 may be allocated among such entities in their discretion.
“Exempt Issuance” means any issuance of Securities (i) in an IPO, (ii) as consideration in connection with the acquisition of another company or business as to which approval of the holders of a majority of the outstanding Series A Preferred stock under paragraph 1E(i)(g) of the Investor Rights Agreement is either obtained or not required, (iii) to employees or consultants or directors of the Company or any of its subsidiaries pursuant to any plan, agreement, or arrangement approved by the Board and, if required under paragraph 1E(i)(i) of the Investor Rights Agreement, the holders of a majority of the outstanding Series A Preferred stock, (iv) upon conversion or exercise of, or in exchange for, any securities of the Company or any options or other rights to acquire securities of the Company, (v) pursuant to any stock split, stock dividend, distribution, stock combination, recapitalization or similar transaction that affects all stockholders or holders of any class of securities (as the case may be) proportionately, (vi) to banks, equipment lessors or other financial institutions, or to real property lessors, pursuant to a debt financing, equipment leasing or real property leasing transaction approved by the Board, (vii) to suppliers or third party service providers in connection with the provision of goods or services pursuant to transactions approved by the Board, or (viii) issued in connection with sponsored research, collaboration, technology license, development, OEM, marketing or other similar agreements or strategic partnerships approved by the Board.
“Exempt Transfer” has the meaning set forth in paragraph 3(a).
“Family Group” has the meaning set forth in paragraph 3(b).
“Independent Director” has the meaning set forth in paragraph 1.
“Investor Directors” means the Sequoia Directors and the Norwest Director.
“Investors” means those Persons identified on the Schedule of Investors attached hereto and such other Persons as may become “Investors” hereunder from time to time under the circumstances described in paragraph 5.
“Investor Rights Agreement” means the Fifth Amended and Restated Investor Rights Agreement, dated on or around the date hereof as amended and/or restated from time to time.
“IPO” means an initial Public Offering.
“Kaiser Entities” shall mean Kaiser Permanente Ventures, LLC—Series A, Kaiser Permanente Ventures, LLC—Series B and The Permanente Federation LLC—Series J.
“Key Holders” means those Persons identified on the Schedule of Key Holders attached hereto and such other Persons as may become “Key Holders” hereunder from time to time under the circumstances described in paragraph 5.
“Key Holder Directors” has the meaning set forth in paragraph 1.
“Key Holder Shares” means Stockholder Shares held by Key Holders.
“OrbiMed” means OrbiMed Royalty Opportunities II, LP.
“Permitted Transferees” has the meaning set forth in paragraph 3(b).
“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

“Preferred Stock” has the meaning set forth in the recitals hereto.
“Public Sale” means any sale of Stockholder Shares to the public pursuant to an offering registered under the Securities Act or to the public through a broker, dealer or market maker pursuant to the provisions of Rule 144 adopted under the Securities Act (or any similar provision then in force).
“Public Offering” means any offering by the Company of its Common Stock to the public pursuant to an effective registration statement under the Securities Act or any comparable statement under any similar federal statute then in force.
“Sale of the Company” means a sale of the Company to a third party or group of third parties pursuant to which such party or parties (i) acquire capital stock or equity interests of the Company possessing the voting power under normal circumstances to elect a majority of the Board (whether by merger, consolidation or sale or transfer of the Company’s capital stock or otherwise) or (ii) acquire or obtain an exclusive license to all or substantially all of the Company’s assets determined on a consolidated basis.
“Securities” has the meaning set forth in paragraph 7.
“Securities Act” means the Securities Act of 1933, as amended from time to time.
“Stock Purchase Agreement” has the meaning set forth in the recitals hereto.
“Stockholder” has the meaning set forth in the preamble hereto.
“Stockholder Shares” means (i) any Common Stock purchased or otherwise acquired or held by any Stockholder, (ii) any Common Stock issued or issuable directly or indirectly upon the conversion, exercise or exchange of any securities purchased or otherwise acquired by any Stockholder which are convertible into or exercisable or exchangeable directly or indirectly for Common Stock (including the Preferred Stock but excluding options to purchase Common Stock granted by the Company unless and until such options are exercised) and (iii) any other capital stock or equity securities issued or issuable directly or indirectly with respect to the securities referred to in clauses (i) or (ii) above by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization. As to any particular securities constituting Stockholder Shares hereunder, such Stockholder Shares shall cease to be Stockholder Shares hereunder when they have been (x) effectively registered under the Securities Act and disposed of in accordance with the registration statement covering them or (y) sold to the public through a broker, dealer or market maker pursuant to Rule 144 (or any similar provision then in force) under the Securities Act.
“Sub Board” has the meaning set forth in paragraph 1.
“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof.
“Transfer” has the meaning set forth in paragraph 3(a).
10.    Transfers in Violation of Agreement. Any Transfer or attempted Transfer of any Stockholder Shares in violation of any provision of this Agreement shall be void, and the Company shall not record such Transfer on its books or treat any purported transferee of such Stockholder Shares as the owner of such Stockholder Shares for any purpose.
11.    Amendments, Waivers and Termination. Except as otherwise provided herein, no modification, amendment or waiver of any provision of, or termination of, this Agreement shall be effective against the Company or the Stockholders unless such modification, amendment, waiver or termination is approved in writing by the Company, the Investors that held a majority of the Stockholder Shares then held by the Investors and the Key Holders that held a majority of the Stockholder Shares then held by the Key Holders. Each Stockholder agrees that any modification, amendment, waiver or termination so approved shall be binding on such Stockholder, whether or not such Stockholder executed such modification, amendment, waiver or termination, provided that such modification, amendment, waiver or termination applies to all Stockholders of a class of the Company’s securities in the same fashion (it being agreed that a waiver of the provisions of Section 7 with respect to a particular transaction shall be deemed to apply to all Stockholders in the same fashion if such waiver does so by its terms, notwithstanding the fact that certain Stockholders may nonetheless, by agreement with the Company, purchase securities in such transaction, subject to clause (d) below). Notwithstanding the foregoing, (a) neither Section 1(a)(ii)(A) nor Section 1(a)(iii) shall be amended, modified or waived without the prior written consent of Sequoia, (b) neither Section 1(a)(ii)(C) nor Section 1(a)(iii) shall be amended, modified or waived without the prior written consent of Norwest, (c) neither item (iii) of Section 8(a) or item (ii) of Section 8(b) shall be amended, modified or waived without the prior written consent of the holders of at least sixty-six percent (66%) of the Preferred Stock, (d) if, after giving effect to any waiver of Section 7 or any provision pertaining to Section 7 with respect to a particular transaction, any of Sequoia, Norwest, or OrbiMed (each a “Participating Investor”) purchases Securities in such transaction, such waiver of the provisions of Section 7 shall be deemed to apply to each other Participating Investor only if each such Participating Investor has been provided the opportunity to purchase a proportional number of the Securities offered in such transaction based on the pro rata purchase right of each such Participating Investor set forth in Section 7 assuming a transaction size determined based upon the amount purchased by the Participating Investor that invested the largest percentage in such transaction, (e) if an amendment would treat an Investor in a materially disproportionate and adverse manner relative to the other Investors, then the amendment shall also require the consent of such Investor so adversely treated, and (f) (i) the consent of the Key Holders shall not be required for any modification, amendment or waiver if such modification, amendment or waiver does not (A) apply to the Key Holders, or (B) adversely affect any of the rights of the Key Holders hereunder, and (ii) the Schedule of Investors and Schedule of Key Holders hereto may be amended by the Company from time to time in accordance with paragraph 5 without the consent of the other parties hereto. The failure of any party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

12.    Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision of this Agreement in such jurisdiction or affect the validity, legality or enforceability of any provision in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.
13.    Amendment of Old Stockholders Agreement; Entire Agreement. The Old Stockholders Agreement is hereby amended and restated in its entirety by this Agreement and the provisions of the Old Stockholders Agreement shall no longer be of any force or effect. This Agreement (including the schedules hereto) and the Transaction Agreements (as that term is defined in the Stock Purchase Agreement) contain the complete agreement between the parties hereto with respect to the subject matter hereof and thereof and supersede any prior understandings, agreements and representations by or between the parties hereto (whether written or oral) which may have related to the subject matter hereof or thereof in any way (including, without limitation, the Old Stockholders Agreement).
14.    Successors and Assigns. Except as otherwise expressly provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by the Company and its successors and assigns and the Stockholders and any subsequent holders of Stockholder Shares and the respective successors and assigns of each of them, so long as they hold Stockholder Shares.
15.    Counterparts. This Agreement may be executed in multiple counterparts (including by means of facsimile signature pages), each of which shall be an original and all of which taken together shall constitute one and the same agreement.
16.    Remedies. The parties hereto shall be entitled to enforce their rights under this Agreement specifically, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights existing in their favor. The parties hereto agree and acknowledge that money damages would not be an adequate remedy for any breach of the provisions of this Agreement and that the Company and any Stockholder may in its sole discretion apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief (without posting a bond or other security) in order to enforce or prevent any violation of the provisions of this Agreement.
17.    Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (i) when delivered personally to the recipient, (ii) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; if not, then on the next business day; provided that such notice under this clause (ii) shall not be effective unless within one business day of the notice a copy of such notice is dispatched to the recipient by first class mail, return receipt requested, or reputable overnight courier service (charges prepaid), (iii) one business day after it is sent to the recipient by reputable overnight courier service (charges prepaid) or (iv) five days after it is mailed to the recipient by first class mail, return receipt requested. Such notices, demands and other communications shall be sent to the Company at the address specified below, to the Investors at the addresses indicated on the Schedule of Investors attached hereto, to the Key Holders at the addresses indicated on the Schedule of Key Holders attached hereto, and to any subsequent Stockholder subject to this Agreement at such address as indicated by the Company’s records, or at such address or to the attention of such other Person as the recipient party has specified by prior written notice to the sending party. Any party may change its address for receipt of notice by providing sending prior written notice of the change to the sending party.
The Company’s address is:
The Company:
Health Catalyst, Inc.
3165 East Millrock Drive, Suite 400
Salt Lake City, UT 84121
Attention:    Dan Orenstein
Telephone:    (801) 708-6800
Telecopy:    (801) 365-0076
18.    Governing Law. The corporate law of the State of Delaware shall govern all issues hereunder concerning the relative rights of the Company and its Stockholders. All other issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the schedules hereto shall be governed by, and construed in accordance with, the laws of the State of Delaware without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.
19.    Certain Waivers. Each of the Existing Investors and Key Holders hereby waives any existing preemptive rights with respect to the issuance and sale of the Series F Preferred stock to the Investors under the Stock Purchase Agreement (and the issuance of any Common Stock upon conversion thereof).
20.    Business Days. If any time period for giving notice or taking action hereunder expires on a day which is a Saturday, Sunday or legal holiday in the state in which the Company’s chief executive office is then located, the time period shall automatically be extended to the business day immediately following such Saturday, Sunday or legal holiday.
21.    Descriptive Headings, etc. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement. The use of the term “including” herein shall mean “including without limitation.” Any reference to the masculine, feminine or neuter gender shall be deemed to include any gender or all three as appropriate.
22.    Third Party Beneficiaries. The parties hereto acknowledge and agree that all rights and privileges (including approvals and consents and rights to provide or withhold approval or consent) that may be exercised hereunder by a Key Investor (as defined below) may be exercised by such Key Investor on behalf of itself and on behalf of any Affiliate of such Key Investor, and each Key Investor may apportion any such rights to its Affiliates as the Key Investor deems appropriate. “Key Investors” shall mean each of Sequoia Capital, Norwest Venture Partners, Leerink Capital, OrbiMed, Sorenson Capital,

Sands Capital, and UPMC, and to the extent applicable, the family of investment funds, general partner entities, and related entities that are Affiliates of such Key Investor. Notwithstanding anything to the contrary in this Agreement, this paragraph 22 may not be amended or modified without the prior written consent of the Key Investors.
23.    Investment Opportunities and Conflict of Interest. The Company and the Stockholders acknowledge that Key Investors and their respective Affiliates, members, equity holders, director representatives, partners, employees, agents and other related persons are engaged in the business of investing in private and public companies in a wide range of industries, including the industry segment in which the Company operates (the “Company Industry Segment”). Accordingly, the Company and the Stockholders acknowledge and agree that a Covered Person shall:
(a)    have no duty to the Company or to any Stockholder to refrain from participating as a director, investor or otherwise with respect to any company or other person or entity, including any such company or other person or entity that is engaged in the Company Industry Segment or is otherwise competitive with the Company, and
(b)    in connection with making investment decisions, to the fullest extent permitted by law, have no obligation of confidentiality or other duty to the Company or to any Stockholder to refrain from using any information, including, but not limited to, market trend and market data, which comes into such Covered Person’s possession, whether as a director, investor or otherwise (the “Information Waiver”), provided that the Information Waiver shall not apply, and therefore such Covered Person shall be subject to such obligations and duties as would otherwise apply to such Covered Person under applicable law, if the information at issue (i) constitutes material non-public information concerning the Company, or (ii) is covered by a contractual obligation of confidentiality to which the Company is subject.
Notwithstanding anything in this paragraph 23 to the contrary, nothing herein shall be construed as a waiver of any Covered Person’s duty of loyalty or obligation of confidentiality with respect to the disclosure of confidential information of the Company, including the obligations set forth in paragraph 24 below.
24.    Confidentiality. Each of the Stockholders agrees not to disclose at any time (and shall cause each of their respective Affiliates not disclose or use at any time) any Confidential Information (whether or not such information is or was developed by the Stockholder), except to the extent that such disclosure is (a) related to and required by the performance of such Stockholder’s duties to the Company or otherwise in the best interest of the Company, (b) related to the Investors’ investments in the Company and made by the Investors or their respective Affiliates to any current or prospective limited partner of a Key Investor, or (c) made by the Investors or their respective Affiliates to any prospective purchaser of the Investors’ interests in the Company if such prospective purchaser has entered into a customary nondisclosure agreement with respect to such disclosed Confidential Information. Each of the Key Holders further agrees to take all appropriate steps (and to cause their respective Affiliates to take all appropriate steps) to safeguard such Confidential Information and to protect it against unauthorized disclosure, misuse, espionage, loss and theft. Each of the Investors further agrees to safeguard such Confidential Information and to protect it against unauthorized disclosure, misuse, espionage, loss and theft, in each case, with the same of level of care and to the same extent that the Key Investors safeguard and protect such information of their other portfolio companies. In the event that any of the Stockholders is required by law, court order or the order or request of a government agency or entity to disclose any Confidential Information, such Stockholder shall promptly notify the Company in writing (unless prohibited or requested not to do so by law, court order or the order or request of a government agency or entity), which notification shall include the nature of the legal requirement and the extent of the required disclosure, and shall cooperate with the Company, at its expense, to preserve the confidentiality of such information consistent with applicable law. If and to the extent that a Stockholders lawfully receives from a third party an item of information that is the same as an item of Confidential Information, then the following will apply: (a) if the item of information is received on a non-confidential basis then nothing above in this paragraph 24 will apply to such item; and (b) if the item of information is received on a confidential basis then the above provisions in this paragraph 24 will not prevent the Stockholder from disclosing or using such item of information to the extent lawfully permitted by the third party. Nothing in (a) or (b) allows the Stockholder to infringe any copyright, patent, or other intellectual property rights of the Company.
25.    No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question or intent or interpretation arises, this Agreement shall be construed as it was drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any of the provisions of this Agreement. The parties hereto intend that each covenant contained herein shall have independent significance. If any party has breached any covenant contained herein in any respect, the fact that there exists another covenant relating to the same or similar subject matter (regardless of the relative levels of specialty) which the party has not breached shall not detract from or mitigate the fact that the party is in breach of the first covenant.
* * * * *

IN WITNESS WHEREOF, the parties hereto have executed this Investor Rights Agreement on the date first written above.

COMPANY:

HEALTH CATALYST, INC

By:	/s/ Daniel D. Burton
Name:	Daniel D. Burton
Title:	Chief Executive Officer

[Signature Page to Fifth Amended and Restated Stockholders Agreement]

INVESTORS:

SEQUOIA CAPITAL U.S. GROWTH FUND IV, L.P.
SEQUOIA CAPITAL USGF PRINCIPALS FUND IV, L.P.

By:	SCGF IV Management, L.P., a Cayman Islands exempted limited partnership, General Partner of Each

By:	SC US (TTGP), LTD., a Cayman Islands limited liability company

Its:	General Partner

By:	/s/ Mike Dixon
Name:	Mike Dixon
Title:	Managing Director

SC US GF V HOLDINGS, LTD.
a Cayman Islands exempted company

By: Sequoia Capital U.S. Growth Fund V, L.P. and Sequoia Capital USGF Principals Fund V, L.P., both Cayman Islands Exempted Limited Partnerships, its Members

By: SCGF V Management, L.P.,
a Cayman Islands Exempted Limited Partnership, its General Partner

By: SC US (TTGP), LTD.,
a Cayman Islands Exempted company, its General Partner

By:	/s/ Mike Dixon
Name:	Mike Dixon
Title:	Director

[Signature Page to Fifth Amended and Restated Stockholders Agreement]

INVESTORS (CONTINUED):

SEQUOIA CAPITAL U.S. GROWTH FUND V, L.P.
a Cayman Islands exempted limited partnership

By:	SCGF V MANAGEMENT, L.P.,
a Cayman Islands exempted limited partnership, its General Partner

By:	SC US (TTGP), LTD.,
a Cayman Islands exempted company, its General Partner

By:	/s/ Mike Dixon
Name:	Mike Dixon
Title:	Director

[Signature Page to Fifth Amended and Restated Stockholders Agreement]

INVESTORS (CONTINUED):

NORWEST VENTURE PARTNERS XI, LP

By:	Genesis VC Partners XI, LLC
Its:	General Partner

By:	NVP Associates, LLC
Its:	Managing Member

By:	/s/ Promod Haque
Name:	Promod Haque
Its:

NORWEST VENTURE PARTNERS XII, LP

By:	Genesis VC Partners XI, LLC
Its:	General Partner

By:	NVP Associates, LLC
Its:	Managing Member

By:	/s/ Promod Haque
Name:	Promod Haque
Its:

[Signature Page to Fifth Amended and Restated Stockholders Agreement]

INVESTORS (CONTINUED):

HQC ACQUISITION, LLC

By:	/s/ Fraser Bullock
Name:	Fraser Bullock
Title:	President

[Signature Page to Fifth Amended and Restated Stockholders Agreement]

INVESTORS (CONTINUED):

KAISER PERMANENTE VENTURES, LLC - SERIES A

By:	/s/ Thomas Meier
Name:	Thomas Meier
Title:	SVP & Treasurer

KAISER PERMANENTE VENTURES, LLC - SERIES B

By:	/s/ Chris Grant
Name:	Chris Grant
Title:	Member, Managing Committee

THE PERMANENTE FEDERATION LLC - SERIES J

By:	/s/ Anne Cadwell
Name:	Anne Cadwell
Title:	CFO

[Signature Page to Fifth Amended and Restated Stockholders Agreement]

INVESTORS (CONTINUED):

CHV FUND II, LLC

By:	CHV Fund II Management, LLC
Its:	Manager

By:	/s/ John D. Huesing
Name:	John D. Huesing
Its:	Authorized Representative

[Signature Page to Fifth Amended and Restated Stockholders Agreement]

INVESTORS (CONTINUED):

SANDS CAPITAL PRIVATE GROWTH FUND, L.P.

By:	Sands Capital Private Growth Fund-GP, L.P.
Its:	General Partner

By:	Sands Capital Private Growth Fund-GP, LLC
Its:	General Partner

By:	/s/ Jonathan Goodman
Name:	Jonathan Goodman
Title:	General Counsel

SANDS CAPITAL PRIVATE GROWTH FUND-HC, L.P.

SANDS CAPITAL PRIVATE GROWTH FUND-HC2, L.P.

SANDS CAPITAL PRIVATE GROWTH FUND-HC3, L.P.

SANDS CAPITAL PRIVATE GROWTH FUND-HC4, L.P.

By:	Sands Capital Private Growth Fund-GP, L.P., its general partner

By:	Sands Capital Private Growth Fund-GP, LLC, its general partner

By:	/s/ Jonathan Goodman
Name:	Jonathan Goodman
Title:	General Counsel

[Signature Page to Fifth Amended and Restated Stockholders Agreement]

INVESTORS (CONTINUED):

TENAYA CAPITAL VI, LP

By:	Tenaya Capital VI GP, LLC, its General Partner

By:	/s/ Dorian Merritt
Name:	Dorian Merritt
Its:	Attorney-In-Fact

[Signature Page to Fifth Amended and Restated Stockholders Agreement]

INVESTORS (CONTINUED):

ZIONS SBIC LLC

By:	/s/ Kent Madsen
Name:	Kent Madsen
Its:	Manager

[Signature Page to Fifth Amended and Restated Stockholders Agreement]

INVESTORS (CONTINUED):

BRIGHAM YOUNG UNIVERSITY,
a Utah nonprofit corporation

(in connection with its Cougar Capital program)

By:	/s/ G P Williams
Name:	G P Williams
Title:	Faculty Advisor
Cougar Capital contact information:
Brigham Young University,
a Utah nonprofit corporation
c/o Cougar Capital Program
David Paul – Treasurer
A-153 ASB
Provo. UT 84602
Email: davidwpaul@byu.edu
Phone: 801-422-4887

[Signature Page to Fifth Amended and Restated Stockholders Agreement]

INVESTORS (CONTINUED):

UNIVERSITY GROWTH FUND I, L.P.

By:	UGFIGP,LLC
Its:	General Partner

By:	/s/ Tom Stringham
Name:	Tom Stringham
Its:	Manager

By:	/s/ Peter Harris
Name:	Peter Harris
Its:	Manager

[Signature Page to Fifth Amended and Restated Stockholders Agreement]

INVESTORS (CONTINUED):

UPMC

By:	/s/ C. Talbot Heppenstall, Jr.
Name:	C. Talbot Heppenstall, Jr.
Its:	Treasurer

[Signature Page to Fifth Amended and Restated Stockholders Agreement]

INVESTORS (CONTINUED):

OSF HEALTHCARE SYSTEM,
an Illinois not for profit corporation

By:	/s/ Robert C. Sehring
Name:	Robert C. Sehring
Its:	Chief Executive Officer

[Signature Page to Fifth Amended and Restated Stockholders Agreement]

INVESTORS (CONTINUED):

/s/ John A. Kane
John A. Kane

[Signature Page to Fifth Amended and Restated Stockholders Agreement]

INVESTORS (CONTINUED):

JOHN MUIR HEALTH

By:	/s/ Chris Pass
Name:	Chris Pass
Its:	Chief Financial Officer

[Signature Page to Fifth Amended and Restated Stockholders Agreement]

INVESTORS (CONTINUED):

IOWA HEALTH SYSTEM D/B/A UNITYPOINT HEALTH

By:	/s/ Matthew Kirschner
Name:	Matthew Kirschner
Title:	Vice President, Treasury

[Signature Page to Fifth Amended and Restated Stockholders Agreement]

INVESTORS (CONTINUED):

ORBIMED ROYALTY OPPORTUNITIES II, LP

By OrbiMed Advisors LLC,
its investment manager

By:	/s/ W. Carter Neild
Name:	W. Carter Neild
Its:	Member

[Signature Page to Fifth Amended and Restated Stockholders Agreement]

INVESTORS (CONTINUED):

/s/ Brent C. James
Brent C. James

[Signature Page to Fifth Amended and Restated Stockholders Agreement]

INVESTORS (CONTINUED):

/s/ W. David Hemingway
W. David Hemingway

[Signature Page to Fifth Amended and Restated Stockholders Agreement]

KEYHOLDERS:

/s/ Steven C. Barlow
Steven C. Barlow

[Signature Page to Fifth Amended and Restated Stockholders Agreement]

KEYHOLDERS:

THOMAS DAVID BURTON AND PATRICIA CARDON
BURTON MULTI-GENERATIONAL TRUST II

By:	/s/ Thomas D. Burton
Name:	Thomas D. Burton
Its:	Trustee

[Signature Page to Fifth Amended and Restated Stockholders Agreement]

KEYHOLDERS:

BURTON 2013 DESCENDANTS TRUST

By:	/s/ Patricia Cardon Burton
Name:	Patricia Cardon Burton
Its:	Trustee

[Signature Page to Fifth Amended and Restated Stockholders Agreement]

KEYHOLDERS:

CATALYST INVESTMENTS, LLC

By:	/s/ Patricia Cardon Burton
Name:	Patricia Cardon Burton, acting under Authority of the
General Partner of Burton Family Pavilions, L.P.

[Signature Page to Fifth Amended and Restated Stockholders Agreement]

SCHEDULE I
SCHEDULE OF INVESTORS

Investor:	Notice Address:	With a copy to (which shall not constitute notice to such Investor):
Sequoia Capital U.S. Growth Fund V, L.P.	c/o Sequoia Capital 2800 Sand Hill Road, Suite 101 Menlo Park, CA 94025 Telephone: (650) 854-3927 Telecopy: (650) 854-2977 Attention: Michael Dixon	Kirkland & Ellis LLP 3330 Hillview Avenue Palo Alto, CA 94304 Telephone: (650) 859-7050 Telecopy: (650) 859-7500 Attention: Adam D. Phillips
SC US GF V Holdings, LTD.	c/o Sequoia Capital 2800 Sand Hill Road, Suite 101 Menlo Park, CA 94025 Telephone: (650) 854-3927 Telecopy: (650) 854-2977 Attention: Michael Dixon	Kirkland & Ellis LLP 3330 Hillview Avenue Palo Alto, CA 94304 Telephone: (650) 859-7050 Telecopy: (650) 859-7500 Attention: Adam D. Phillips
Sequoia Capital USGF Principals Fund IV, L.P.	c/o Sequoia Capital 2800 Sand Hill Road, Suite 101 Menlo Park, CA 94025 Telephone: (650) 854-3927 Telecopy: (650) 854-2977 Attention: Michael Dixon	Kirkland & Ellis LLP 3330 Hillview Avenue Palo Alto, CA 94304 Telephone: (650) 859-7050 Telecopy: (650) 859-7500 Attention: Adam D. Phillips
Sequoia Capital U.S. Growth Fund IV, L.P.	c/o Sequoia Capital 2800 Sand Hill Road, Suite 101 Menlo Park, CA 94025 Telephone: (650) 854-3927 Telecopy: (650) 854-2977 Attention: Michael Dixon	Kirkland & Ellis LLP 3330 Hillview Avenue Palo Alto, CA 94304 Telephone: (650) 859-7050 Telecopy: (650) 859-7500 Attention: Adam D. Phillips
Norwest Venture Partners XI, LP	525 University Avenue, Suite 800 Palo Alto, CA 94301 Attention: Promod Haque and William Myers	Kirkland & Ellis LLP 3330 Hillview Avenue Palo Alto, CA 94304 Telephone: (650) 859-7050 Telecopy: (650) 859-7500 Attention: Adam D. Phillips
Norwest Venture Partners XII, LP	525 University Avenue, Suite 800 Palo Alto, CA 94301 Attention: Promod Haque and William Myers	Kirkland & Ellis LLP 3330 Hillview Avenue Palo Alto, CA 94304 Telephone: (650) 859-7050 Telecopy: (650) 859-7500 Attention: Adam D. Phillips

Schedule of Key Holders for Fifth Amended and Restated Stockholders Agreement

HQC Acquisition, LLC	c/o Sorenson Capital 3400 Ashton Blvd., Suite 400 Lehi, UT 84043 Telephone: (801) 407-8444 Telecopy: (801) 407-8410 Attention: Fraser Bullock	Kirkland & Ellis LLP 3330 Hillview Avenue Palo Alto, CA 94304 Telephone: (650) 859-7050 Telecopy: (650) 859-7500 Attention: Adam D. Phillips
Matoaka, LLC	c/o Sequoia Capital 2800 Sand Hill Road, Suite 101 Menlo Park, CA 94025 Telephone: (650) 854-3927 Telecopy: (650) 854-2977	Kirkland & Ellis LLP 3330 Hillview Avenue Palo Alto, CA 94304 Telephone: (650) 859-7050 Telecopy: (650) 859-7500 Attention: Adam D. Phillips
Todd Cozzens	c/o Sequoia Capital 2800 Sand Hill Road, Suite 101 Menlo Park, CA 94025 Telephone: (650) 854-3927 Telecopy: (650) 854-2977	Kirkland & Ellis LLP 3330 Hillview Avenue Palo Alto, CA 94304 Telephone: (650) 859-7050 Telecopy: (650) 859-7500 Attention: Adam D. Phillips
Kaiser Permanente Ventures, LLC -Series A	Sam E. Brasch One Kaiser Plaza, 22nd Floor Oakland, CA 94612
Kaiser Permanente Ventures, LLC -Series B	Sam E. Brasch One Kaiser Plaza, 22nd Floor Oakland, CA 94612
The Permanente Federation LLC -Series J	Sam E. Brasch One Kaiser Plaza, 22nd Floor Oakland, CA 94612
CHV Fund II, LLC	340 W. 10th Street, Suite 2100 Indianapolis, IN 46202 Attention: John D. Huesing Telephone: (317) 963-1310
Partners HealthCare System, Inc.	101 Huntington Avenue, 4th Floor Boston, MA 02199 Attn: Roger Kitterman Telephone: (617) 954-9500 Fax: (917) 954-9356
Sands Capital Private Growth Fund, L.P.	Jonathan Goodman, General Counsel 1000 Wilson Blvd., Suite 3000 Arlington, VA 22209 Phone: 703-562-5293 Email: jgoodman@sandscap.com
Sands Capital Private Growth Fund-HC, L.P.	Jonathan Goodman, General Counsel 1000 Wilson Blvd., Suite 3000 Arlington, VA 22209 Phone: 703-562-5293 Email: jgoodman@sandscap.com

Schedule of Investors for Fifth Amended and Restated Stockholders Agreement

Sands Capital Private Growth Fund-HC2, L.P.	Jonathan P. Goodman, General Counsel 1000 Wilson Blvd., Suite 3000 Arlington, VA 22209 Phone: 703-562-5293 Email: jgoodman@sandscap.com
Sands Capital Private Growth Fund-HC3, L.P.	Jonathan P. Goodman, General Counsel 1000 Wilson Blvd., Suite 3000 Arlington, VA 22209 Phone: 703-562-5293 Email: jgoodman@sandscap.com
Sands Capital Private Growth Fund-HC4, L.P	Jonathan P. Goodman, General Counsel 1000 Wilson Blvd., Suite 3000 Arlington, VA 22209 Phone: 703-562-5293 Email: jgoodman@sandscap.com
Allina Health System	2925 Chicago Avenue Minneapolis, MN 55407 Telephone: (612) 262-5403 Facsimile: (612) 262-4264 Attention: General Counsel	Faegre Baker Daniels LLP 2200 Wells Fargo Center 90 South Seventh Street Minneapolis, MN 55402-3901 Telephone: (612) 766-7790 Telecopy: (612) 554-6467 Attention: Mark D. Pihlstrom
Tenaya Capital VI, LP	c/o Tenaya Capital, LLC 3280 Alpine Road Portola Valley, CA 94028 Phone: 650-687-6500 Attn: Stewart Gollmer and Dave Markland	Kirkland & Ellis LLP 3330 Hillview Avenue Palo Alto, CA 94304 Telephone: (650) 859-7050 Telecopy: (650) 859-7500 Attention: Adam D. Phillips
Zions SBIC LLC	15 West South Temple #500 Salt Lake City, UT 84111 Attn: Kent Madsen	Kirkland & Ellis LLP 3330 Hillview Avenue Palo Alto, CA 94304 Telephone: (650) 859-7050 Telecopy: (650) 859-7500 Attention: Adam D. Phillips
Leavitt Equity Partners I, L.P.	299 S. Main Street, Suite 2300 Salt Lake City, UT 84111 Attn: Taylor Leavitt
Brigham Young University (Cougar Capital)	Brigham Young University, a Utah nonprofit corporation c/o Cougar Capital Program David Paul – Treasurer A-153 ASB Provo, UT 84602 Email: davidwpaul@byu.edu Phone: 801-422-4887

Schedule of Investors for Fifth Amended and Restated Stockholders Agreement

University Growth Fund I, L.P.	University Growth Fund 299 South Main, Suite 357 Salt Lake City, UT 84111 Attn: Tom Stringham
UPMC	UPMC U.S. Steel Tower, Suite 6071 600 Grant Street Pittsburgh, PA 15219 Attn: Senior Associate Counsel and Vice President
OSF Healthcare System	Attn: Robert C. Sehring, CEO 800 NE Glen Oak Avenue Peoria, IL 61603. Fax: 309-655-6869
Leerink Capital Investors I L.P.	One Federal Street Boston, MA 02110 Attn: Todd Cozzens
Leerink Transformation Fund I L.P.	One Federal Street, 25th Floor Boston, MA 02110 Attn: Todd Cozzens Phone: (617) 918-4821 Fax: (617) 918-4921 todd@LTPequity.com
MultiCare Health System	MultiCare Health System 737 S. Fawcett Ave. MS: 737-4-CFO Tacoma, WA 98402 Attn: Judy Swain Phone: 253.459.8003 Fax: 253.459.7854 Judy.swain@multicare.org
John A. Kane	18242 Via Caprini Drive Ft Myers, FL 33913 Fax: 239-689-8187 Cell: 802-999-6769 Email jackakane@gmail.com
John Muir Health	1450 Treat Blvd Suite #350 Walnut Creek, CA 94597 Attn: Ravi Hundal M.D. or Taejoon Ahn M.D. MPH CPE Taejoon.Ahn_MD@johnmuirhealth.com	1400 Treat Boulevard Walnut Creek, CA 94597 Attn: General Counsel Phone: 925-941-2217 Fax: 925-952-2979 max.reynolds@johnmuirhealth.com

Schedule of Investors for Fifth Amended and Restated Stockholders Agreement

John Muir Medical Group, Inc.	1400 Treat Boulevard Walnut Creek, CA 94597 Attn: Chris Pass, CFO Phone: (925) 941-2622 Fax: (925) 952-2979 chris.pass@johnmuirhealth.com
Omkara LLC	Omkara LLC c/o Anita Pramoda 6085 West Twain Ave., Suite 101 Las Vegas, NV 89103
Ben Fatto Limited Partnership	Ben Fatto Limited Partnership Attn: Broc C. Hiatt and Craig D. Cardon 1223 S. Clearview Ave., Suite 103 Mesa, AZ 85209 bhiatt@cardonhiatt.com
3M Company	3M Ventures 3M Company 3M Center, Building 220-9E-02 St. Paul, MN 55144-1000 bdwright2@mmm.com
Iowa Health System D/B/A UnityPoint Health	UnityPoint Health 1776 West Lakes Parkway, Suite 400 West Des Moines, IA 50266-8239 matthew.kirschner@unitypoint.org
Aetna Inc.	Aetna Inc. 151 Farmington Avenue, RC6A Hartford, CT 06156 Attention: General Counsel Fax: (860) 273-8430	Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017 Attention: H. Oliver Smith And Harold Birnbaum Fax: (212) 701-5800
OrbiMed Royalty Opportunities II, LP	601 Lexington Avenue, 54th Floor New York, NY 10022 Attn: Mark Jelley jelleym@orbimed.com cc: ROSCreditOps@OrbiMed.com Telephone: (212) 739-6461	Covington & Burling LLP The New York Times Building, 620 Eighth Avenue New York, NY 10018-1405 Attn: Peter Schwartz
Brent C. James	4 E. Knightsbridge Lane Salt Lake City, UT 84103-2241 Brent.james@qualityscience.pro
W David Hemingway	1213 Canyon Oaks Way Salt Lake City, UT 84103 wdavid.hemingway@gmail.com

Schedule of Investors for Fifth Amended and Restated Stockholders Agreement

SCHEDULE OF KEY HOLDERS
Thomas D. Burton
2827 Wayman View Court
Salt Lake City, UT 84117
Steven C. Barlow
1896 Browns Park Drive
Bountiful, UT 84010
David Burton
1040 Oak Hills Way
Salt Lake City, UT 84108
HB Ventures Consulting, LLC dba HB Strategy Group
5019 Old Oak Lane
Highland, UT 84003
Dale Sanders
2960 E. Juliet Way
Cottonwood Heights, UT 84121
Thomas David Burton, Trustee of the Thomas David Burton and Patricia Cardon Burton Multi-Generational Trust II
2827 Wayman View Court
Salt Lake City, UT 84117
Patricia Cardon Burton, Trustee of the Burton 2013 Descendants Trust
2827 Wayman View Court
Salt Lake City, UT 84117
Catalyst Investments, LLC
2827 Wayman View Court
Salt Lake City, UT 84117
Health Care DataWorks, Inc.
c/o MemorialCare Innovation Fund
320 Golden Shore Ave., Suite 120
Long Beach, CA 90802
Attention: Brant Heise
Fax No: 562-432-0091
Cedars-Sinai Medical Center
8700 Beverly Blvd.
Los Angeles, CA 90048

Schedule of Key Holders for Fifth Amended and Restated Stockholders Agreement

Next Wave Health, LLC
63B Sunset Lake Road
Huntsville, TX, 77340
MemorialCare Innovation Fund, L.P.
320 Golden Shore Ave., Suite 120
Long Beach, CA 90802
Brent James
4 E. Knightsbridge Lane
Salt Lake City, UT 84103
Stanford Health Care
300 Pasteur Dr.
Stanford, CA 94304

Schedule of Investors for Fifth Amended and Restated Stockholders Agreement